Exhibit 11.1

                         SOFTWARE PUBLISHING CORPORATION
                              --------------------
                       COMPUTATION OF NET LOSS PER COMMON
                           AND COMMON EQUIVALENT SHARE


(In thousands, except per share data)

                                                    Year Ended September 30,
                                             -----------------------------------
                                               1995         1994         1993
                                             --------     --------     --------

Net loss available to
 common shareholders ....................    $(16,537)    $ (4,896)    $(34,348)
                                             ========     ========     ========

Weighted average common
 shares outstanding .....................      12,494       12,391       12,212

Common equivalent shares:

Incremental shares calculated
  by the treasury stock method
  applies to options issued
  using average fair value ..............        --           --           --
                                             --------     --------     --------

Common and common equivalents
  shares outstanding for
  purpose of calculating
  primary net income per share ..........      12,494       12,391       12,212

Incremental shares to reflect
  full dilution .........................        --           --           --
                                             --------     --------     --------

Total shares used to reflect
  full dilution .........................      12,494       12,391       12,212
                                             ========     ========     ========

Primary net loss
  per common share ......................    $  (1.32)    $   (.40)    $  (2.81)
                                             ========     ========     ========

Fully diluted net loss
  per common share ......................    $  (1.32)    $   (.40)    $  (2.81)
                                             ========     ========     ========

                                      E-6